Exhibit 15.2

[Letterhead of Global Insight]

Global Insight

Wimbeldon Bridge House

5th Floor

1 Hartfield Road

London

SW19 3RU

United Kingdom

27th June, 2006

Ninetowns Digital World Trade Holdings Limited

5th Floor, Union Plaza

20 Chaowai Street

Beijing 100020

The People’s Republic of China

Re:	NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED

ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

Dear Sirs,

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Digital World Trade Holdings Limited for the fiscal year ended December 31, 2005 with the U.S. Securities and Exchange Commission, and to the use therein of our name and certain data from our database(s).

Yours faithfully,

Global Insight,

/s/ Evert-Jan Ten-Brundel

Evert-Jan Ten-Brundel

Group Managing Director – International

Financial Markets Division